FOR IMMEDIATE RELEASE November 3, 2009	Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141 Company Contact Jacqueline E. Burwitz Vice President, Investor Relations 314-985-2169

ENERGIZER HOLDINGS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2009 RESULTS

St. Louis, Missouri, November 3, 2009 – Energizer Holdings, Inc., [NYSE: ENR], today announced results of its fourth quarter and fiscal year ended September 30, 2009.  Net earnings for the quarter were $37.1 million, or $0.53 per diluted share, versus net earnings of $99.1 million, or $1.67 per diluted share in the fourth fiscal quarter of 2008.  Fourth quarter diluted earnings per share was negatively impacted by $0.10 per share as compared to the prior year quarter due to higher average shares outstanding.  In addition, the current quarter includes the following:

·
charges related to the previously announced voluntary enhanced retirement option (VERO) and reduction in force (RIF), and other business realignment and integration charges of $25.8 million after-tax, or $0.38 per diluted share;

·	an additional tax provision of $2.9 million, or $0.04 per diluted share, and
·	an after-tax expense of $2.3 million, or $0.03 per diluted share, related to the write-up and subsequent sale of inventory purchased in the Edge and Skintimate shave preparation acquisition.

Last year’s fourth quarter included an after-tax expense of $3.4 million, or $0.06 per diluted share, related to Playtex integration and other realignment costs and $2.9 million, or $0.05 per diluted share, of favorable foreign tax adjustments.

“Fiscal 2009 was a challenging year in which we took significant actions to fortify our businesses,” said Ward Klein, Chief Executive Officer.  “In the fourth quarter, we implemented restructuring efforts and focused on reducing debt so that we enter fiscal 2010 with sufficient momentum to properly support our brands and innovation pipeline.  We will continue to invest in both advertising and promotion and innovation so that we can meet our mid to long-term growth objectives.  This combined with an anticipated improvement in consumption as the economy slowly recovers, should allow us to return to double digit growth in net earnings and single digit growth in earnings per share in 2010.”

For the current quarter, total net sales decreased $44.0 million, or 4%, to $1,079.4 million.  On a constant currency basis, sales decreased $7 million, or less than 1%.  Net sales in the Household Products division decreased $96.8 million, down 14%, or $72 million, down 11%, on a constant currency basis.  Net sales in the Personal Care business, including $57 million from the shave preparation acquisition, increased $52.8 million, up 12%, or $64 million, up 14%, on a constant currency basis.  Gross margin decreased 370 basis points due, in part, to the unfavorable impact of currency and certain inventory valuation charges related to obsolescence and the step up of inventory acquired in the shave preparation acquisition.  Excluding currency and the inventory valuation charges, gross margin was 46.3%, down 160 basis points due primarily to product mix including higher margin hurricane volume in the prior year (C&D batteries), higher sales of lower margin Quattro for Women Trimmer razors in fiscal 2009 and higher product costs primarily in Personal Care.  Segment profit decreased $44.9 million, or 20%, to $174.7 million.  Excluding the unfavorable impact of currency of approximately $20 million, segment profit decreased approximately $25 million. General corporate and other expenses increased $41.6 million due primarily to the $38.6 million pre-tax charge related to the previously announced VERO and RIF. Interest expense and other net financing costs declined $8.3 million and $1.1 million, respectively.

On May 15, 2009, Energizer completed an equity offering of 10,925,000 shares at $49.00 per share, resulting in net proceeds of $510.2 million.  In addition, on June 5, 2009, the company completed the acquisition of the shave preparation business for an aggregate purchase price of $275 million.

For the year ended September 30, 2009, net earnings were $297.8 million, or $4.72 per diluted share, compared to net earnings of $329.3 million, or $5.59 per diluted share, in the same period last year.  The higher average shares outstanding as a result of the share issuance reduced diluted earnings per share by $0.34 for the year ended September 30, 2009 as compared to fiscal 2008.  Included in the current year results are:

·	Charges:
o	$33.2 million, after-tax, or $0.53 per diluted share, related to the VERO, RIF and other restructuring, business realignment and integration charges;
o	an additional tax provision of $2.9 million, or $0.05 per diluted share, and
o	$2.3 million, after-tax, or $0.04 per diluted share, related to the write-up and subsequent sale of inventory purchased in the shave preparation acquisition.
·	Income:
o	$15.2 million, after-tax, or $0.24 per diluted share, of income due to a change in the Company’s paid time off policy (PTO) in the second quarter of fiscal 2009;

Included in the prior year results were:

·	an after-tax expense of $16.5 million, or $0.28 per diluted share, related to the write-up and subsequent sale of inventory purchased in the Playtex acquisition;
·	integration and other realignment costs of $13.4 million, after-tax, or $0.22 per diluted share; and
·	a net, unfavorable income tax accrual adjustment of $1.1 million, or $0.02 per diluted share.

Net sales for fiscal 2009 decreased $331.2 million, or 8%, to $3,999.8 million.  On a constant currency basis, sales decreased $107 million, or 2%.  Net sales in the Household Products division decreased $364.8 million, down 15%, or $220 million, down 9% on a constant currency basis.  Net sales in the Personal Care business increased $33.6 million, up 2%, or $113.6 million, up 6%, on a constant currency basis.  Excluding unfavorable currency, gross margin was 47.9% for fiscal 2009 as compared to 47.7% for fiscal 2008.  For comparative purposes, the gross margin percent for both years was adjusted upward to exclude the impact of the shave preparation and the Playtex inventory write-up at acquisition in 2009 and 2008, respectively.  Segment profit decreased $71.9 million, or 9%, to $739.7 million; whereas on a constant currency basis total segment profit increased $24 million, or 3%, due primarily to lower advertising and promotional (A & P) spending.  General corporate and other expenses increased $16.8 million to $115.6 million as the impact of the VERO and RIF were partially offset by the change in the company’s PTO policy.  Interest expense declined $36.6 million while other net financing increased $10.3 million.

Household Products

Net sales for the quarter were $576.4 million, down $96.8 million versus the same quarter last year as approximately $55 million of prior year shipments due to hurricanes and early holiday shipments ahead of an announced price increase did not repeat in the current year quarter.  In addition, currency was unfavorable by $25 million for the quarter, a moderation of the trend experienced throughout fiscal 2009.  Absent these factors, net sales declined 2% due to continued sluggishness in the battery category across the globe, most notably in the U.S.  We estimate the premium battery category declined approximately 5% to 7% in the first nine months of fiscal 2009, and this trend appears to have worsened slightly in the most recent quarter due in large part to comparisons to prior year hurricane consumption.

Segment profit was $113.7 million, down $36.5 million due to the margin impact of lower volume from the prior year comparatives as described above and approximately $17 million in unfavorable currency.  Absent the currency and the margin impact of the prior year hurricane and early holiday season shipments, which were not repeated, segment profit was essentially flat as reduced spending offset the remaining negative impact of lower volumes.

For the year, net sales were $2.1 billion, down $364.8 million, or 15% including the impact of approximately $144 million of unfavorable currency.  Absent currency, sales decreased $220 million, or 9% due to lower sales volume across all geographic areas, but most notably in the U.S.  We estimate the premium battery category declined approximately 7% to 9 % in fiscal 2009.  In addition, retailers reduced inventory levels during the year in response to the economic downturn, and as noted above, we lapped prior year hurricane and early holiday shipments during the current quarter.

Segment profit decreased $90.5 million, including approximately $76 million of unfavorable currency.  Excluding the impact of the unfavorable currency, segment profit declined $14 million as lower gross margin from volume declines was significantly offset by reduced spending in A & P and overheads, and favorable pricing and product mix.

Personal Care

Net sales for the quarter were $503.0 million, up $52.8 million, or 12% versus the same quarter last year.  The most significant driver of the increase in sales was the shave preparation acquisition, which added $57 million for the quarter.  This was partially offset by unfavorable currency, which negatively impacted the quarter by approximately $11 million.  Excluding the impact of the shave preparation acquisition and unfavorable currency, net sales increased 2%.  Wet Shave net sales, excluding the acquisition, were essentially flat as increased sales of Quattro for Women Trimmer razors and Quattro for Women replacement blades were offset by a decline in legacy system products.  Skin Care sales increased 9% due to higher shipments of Wet Ones.  Infant Care sales increased 8% due to growth in Diaper Genie, cups and reusable bottles.  Finally, Feminine Care sales decreased 5% as the continued strong sales growth of Sport, was more than offset by lower sales of Gentle Glide.

Segment profit for the quarter was $61.0 million, down $8.4 million or 12% versus the same quarter in the prior year.  Excluding the impact of unfavorable currency of approximately $3 million, segment profit decreased $5 million, including a $4.5 million favorable impact of the shave preparation acquisition in the quarter.  The decrease was due primarily to a write-down of sun care inventory due to an upcoming packaging restage and higher product costs.  Lower A & P and lower overhead costs, including incremental Playtex synergies, partially offset these negative impacts.

Net sales for the fiscal year were $1,890.3 million, an increase of $33.6 million or 2%.  Excluding the impact of unfavorable currency, sales increased $113.6 million, or 6%, due to the shave preparation acquisition, which added $57 million, or 3%, and higher sales of Wet Shave, Infant Care and Skin Care products partially offset by lower sales of Feminine Care.  Wet Shave sales increased 3%, excluding the acquisition, driven by the launch of Quattro for Women Trimmer in the second quarter, and higher disposable and Quattro men’s systems sales, partially offset by ongoing declines in legacy system products.  Infant Care sales increased 7% due to Diaper Genie, cups and soothing products.  Skin Care sales increased 4% on higher sales of Wet Ones and sun care in international markets.  Feminine Care sales decreased 2% as higher sales of Sport were offset by lower sales of Gentle Glide, due, in part, to increased competitive activity.

Segment profit for the fiscal year was $341.1 million, an increase of $18.6 million or 6%.  Excluding currency, segment profit grew $39 million or 12% due to incremental synergies, lower A&P, and the inclusion of the shave preparation acquisition, which added $4.5 million, partially offset by higher product costs and unfavorable product mix.

Other Items

Corporate and other expenses increased $41.6 million for the quarter due primarily to the previously noted charges for the VERO, RIF and other realignment costs.  For the fiscal year, corporate and other expenses increased $16.8 million as the VERO, RIF and other realignment charges were partially offset by the favorable PTO adjustment in the second quarter.

Interest expense decreased $8.3 million for the quarter and $36.6 million for the fiscal year on lower average borrowings and lower interest costs on variable debt.  Other net financing items were favorable $1.1 million for the quarter, but unfavorable $10.3 million for the fiscal year due to exchange losses incurred as U.S. dollar based payables for the company’s foreign affiliates were unfavorably impacted by the rapid and significant strengthening of the U.S. dollar versus most local currencies in the fiscal first quarter.

The effective tax rate was 35.9% for the quarter including the previously noted $2.9 million tax adjustment.  The effective rate for fiscal 2009 was 33.1%.   Excluding the one-time item noted previously, the fiscal 2009 tax rate was 32.5%.

Capital expenditures were $31.3 million for the quarter and $139.7 million for the fiscal year versus $160.0 million for fiscal 2008.   Depreciation expense was $30.4 million and $116.9 million for the quarter and fiscal 2009, respectively.

Energizer’s Debt to Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) Ratio for the last four quarters, as defined by the company’s credit agreements, was 3.14 to 1.00.  At September 30, 2009, the company's debt level was $2.56 billion, with $2.23 billion, or 87%, at fixed rates averaging 5.19%.  In addition, the company’s reported cash at September 30, 2009 was $359.3 million.  Energizer pre-paid $200 million of private placement notes on September 28, 2009 that were due November 9, 2009.  Energizer plans to pay scheduled debt maturities only over the course of the fiscal year with the intent to preserve committed liquidity.

Outlook

Looking ahead, we expect to significantly increase investment levels in both A & P and other targeted growth initiatives after a year of aggressive cost containment.  In 2009, we reduced spending by more than $140 million relative to our plan in light of significant currency unfavorability and the global recession.  However, we believe the long term health of the business requires a return to higher investment levels.  We expect A & P as a percent of sales will be around 12.0%, based on our current projections. This level of A & P should allow us to maintain our brand equity and incrementally support innovation as we continue new product efforts across our portfolio.

At current pricing and exchange rates, we expect that favorable material costs versus fiscal 2009 in the range of $15 million to $20 million, and favorable currency, in the range of $55 to $60 million will fund a portion of the higher investment in A & P and targeted growth initiatives.  In addition, the recent VERO should reduce overhead costs by approximately $20 million annually, with approximately $14 million of savings realized in fiscal 2010, allowing for a re-direction of spending dollars.  We expect interest expense to be in the range of $130 million, as we repay scheduled maturities.  The company estimates that the tax rate for fiscal 2010 will be comparable to fiscal 2009 excluding unusual items.

Overall, we remain cautious regarding consumption trends in most of our categories in the near term as retailer inventory investment remains uncertain, the speed of the economic recovery, especially as it relates to consumer spending, is slow, and device trends in the battery category remain difficult to assess given the recent economic downturn.  In the beginning of fiscal 2009, we indicated that achievement of our annual earnings per share growth target, which remains our key focus, was highly unlikely given the currency headwinds and the economic downturn.  Directionally, fiscal 2009 turned out about as expected.  We expect a more stable global economy and somewhat stronger brand categories in 2010 as consumer confidence and spending are expected to recover over time.

Inclusive of our investment plans and our assumptions regarding improving economic conditions and category performance leads us to believe that low double digit growth in net earnings excluding unusual items is possible in fiscal 2010.  Such a result would deliver low single digit earnings per share growth as higher average shares outstanding of approximately 70.8 million are expected to reduce earnings per share by $0.30 to $0.40, net of benefits from the shave preparation acquisition and lower interest expense.  Nevertheless, economic uncertainty remains at the forefront and, as noted above, investing in our brands for the long-term will be a priority in the coming year.

# # #

While Energizer Holdings, Inc. reports financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”), this press release includes non-GAAP measures.  These non-GAAP measures, such as comparison changes excluding the impact of currencies, and other items including but not necessarily limited to business realignment, VERO and PTO, are not in accordance with, nor are they a substitute for, GAAP measures.  The Company believes these non-GAAP measures provide a more meaningful comparison to the corresponding reported period and assist investors in performing analysis consistent with financial models developed by research analysts.  Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures.

Statements in this press release that are not historical, particularly statements regarding moderation of negative currency trends, declines in the U.S. premium battery category, Energizer’s intent to preserve committed liquidity and its plans to significantly increase investment levels, projections of advertising and promotion spending and its impact on brand equity and innovation support, estimates of favorable material costs and currency as well as estimates of cost reductions to be realized as a result of the voluntary retirement program, expectations with respect to Energizer’s interest expense and effective tax rate for fiscal 2010, consumption trends in Energizer’s business categories as a result of  ongoing caution in retailer inventory investments, uncertainties about the speed of economic recovery, and device trends, expectations related to the global economy, strengthening of brand categories and recovery of consumer confidence and spending, assumptions regarding growth in net earnings and earnings per share in fiscal 2010, and the priority of brand investment, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Energizer cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made.

Energizer advises readers that various risks and uncertainties could affect its financial performance and could cause Energizer’s actual results for future periods to differ materially from those anticipated or projected.  The current negative global economic conditions are unprecedented in recent years and it is difficult to assess the likelihood of improvement or further deterioration in the near future; consequently it is difficult to assess if employment levels and consumer confidence, and consequent consumer spending and retail inventory levels, will remain low for the year, or if improvement in economic conditions will spur significant spending and retail inventory loading. Similarly, the anticipated moderation of negative currency trends is also difficult to assess with any degree of certainty. Prolonged recessionary conditions in key global markets where Energizer competes could result in significantly greater local currency devaluation and correspondingly greater negative impact on Energizer than what can be anticipated from the current spot rates. On the other hand, if concerted global stabilization measures achieve some degree of economic recovery, local currencies could be significantly strengthened relative to the dollar.  Energizer’s estimates of premium battery category decline are based solely on limited data available to Energizer and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.  Consumer confidence and consumption trends with respect to the overall battery category are difficult to predict, although it is likely that they will continue to be significantly negatively impacted by continuing economic turmoil, as well as by declines in the proliferation or consumption of battery-powered devices.  In light of uncertain category and competitive dynamics, it is uncertain whether the Company’s broad battery portfolio will continue to be effective in offsetting category softness and/or preserving market share. Energizer’s intent to preserve committed liquidity and its ability to increase brand investment spending may be impacted by lower than anticipated cash flows or other unforeseen business needs or obligations. There can also be no guaranty that such spending will be effective in maintaining brand equity or supporting innovation, particularly as economic conditions may continue to have a negative impact on consumer spending. Anticipated favorability in material and other commodity costs could be less significant than anticipated, as it is difficult to predict with any accuracy whether raw material, energy and other input costs, or unit volumes, will stabilize, since such costs are impacted by multiple economic, political and other factors outside of the Company’s control, and volumes are impacted by consumption and category trends that are difficult to assess in the current environment.  Cost reductions associated with the recent voluntary retirement program could be less than currently anticipated if business needs dictate higher than planned replacement staffing.  Energizer’s effective tax rate for the year could be impacted by legislative or regulatory changes by federal, state and local, and foreign taxing authorities, as well as by the profitability or losses of Energizer’s various subsidiary operations in both high-tax and low-tax countries. Interest expense for the year could be impacted by failure to repay scheduled maturities or interest penalties associated with unanticipated failure to comply with debt covenants. As indicated, because the speed and current certainty of economic recovery, as well as improvements in consumer confidence, are difficult to assess, it is also difficult to predict consumption trends in Energizer’s business categories, or stabilization of the economy and strengthening of brand categories in 2010, with any level of confidence. Predictions of earnings growth may be impacted by numerous events, risks and uncertainties beyond Energizer’s control, including continuing economic turmoil, continued decline in the battery category, competitive pressure, increases in tax rates, and retailer inventory reductions. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. Energizer does not undertake any obligation to update any forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made. Additional risks and uncertainties include those detailed from time to time in Energizer’s publicly filed documents; including its annual report on Form 10-K for the year ended September 30, 2008, and its quarterly reports on Form 10-Q for the periods ended December 31, 2008, March 31, 2009 and June 30, 2009.

ENERGIZER HOLDINGS, INC.
STATEMENTS OF EARNINGS
(Condensed)
(Dollars in millions, except per share data - Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2009	2008	2009	2008

Net sales	$1,079.4	$1,123.4	$3,999.8	$4,331.0

Cost of products sold	605.7	588.7	2,141.2	2,293.3

Gross profit	473.7	534.7	1,858.6	2,037.7

Selling, general and administrative expense	234.0	212.2	742.6	794.0
Advertising and promotion expense	118.4	116.6	414.5	486.8
Research and development expense	26.5	24.4	90.5	91.7
Interest expense	35.0	43.3	144.7	181.3
Other financing items, net	1.9	3.0	21.0	10.7

Earnings before income taxes	57.9	135.2	445.3	473.2

Income tax provision	20.8	36.1	147.5	143.9

Net earnings	$37.1	$99.1	$297.8	$329.3

Earnings per share
Basic	$0.53	$1.71	$4.77	$5.71
Diluted	$0.53	$1.67	$4.72	$5.59

Weighted average shares of common stock - Basic	69.4	58.1	62.4	57.6
Weighted average shares of common stock - Diluted	70.3	59.4	63.1	58.9

See Accompanying Notes to Condensed Financial Statements

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
September 30, 2009
(Dollars in millions, except per share data)

1.	Operating results for any quarter are not necessarily indicative of the results for any other quarter or the full year.

2.
Operations for the Company are managed via two major segments - Household Products (Battery and Lighting Products) and Personal Care (Wet Shave, including Edge/Skintimate, Skin Care, Feminine Care and Infant Care).  Segment performance is evaluated based on segment operating profit, exclusive of general corporate expenses, share-based compensation costs, costs associated with most restructuring, integration or business realignment activities and amortization of intangible assets.  Financial items, such as interest income and expense and other financing items, are managed on a global basis at the corporate level.

On June 5, 2009, the Company completed its previously announced acquisition of the Edge and Skintimate shave preparation business of S.C. Johnson & Son, Inc. ("the Acquisition").  This business will be part of the Personal Care segment within the Wet Shave brand group.  Operating profit, from the date of acquisition through September 30, 2009 was $4.5.  In accordance with generally accepted accounting principles, cost of products sold for the quarter and twelve months ended September 30, 2009 reflected a charge of $3.7 related to the write-up and subsequent sale of the inventory acquired in the Acquisition.  The twelve months ended September 30, 2008 includes a similar but larger charge of $27.5 for the inventory write-up at the time of the Playtex acquisition.  The reduction in gross profit associated with the write-up and subsequent sale of the inventory acquired in the Edge and Skintimate acquisition in fiscal 2009 and the Playtex acquisition in fiscal 2008 are not reflected in the Personal Care segment, but rather presented below segment profit, as they are non-recurring items directly associated with the acquisitions.  Such presentation reflects management’s view on how it evaluates segment performance.

For the twelve months ended September 30, 2009, cost of products sold and selling, general and administrative expense reflected favorable adjustments of $11.4 and $12.7 related to the change in policy governing the Company's PTO.  These favorable adjustments were not reflected in the Household Products or Personal Care segments, but rather presented as a separate line below segment profit as it was not operational in nature.  Such presentation reflects management's view on how it evaluates segment performance.

The Company’s operating model includes a combination of stand-alone and combined business functions between the Household Products and Personal Care businesses, varying by country and region of the world.  Shared functions include product warehousing and distribution, various transaction processing functions, certain environmental activities, and, in some countries, a combined sales force and management.

Historical segment sales and profitability for the quarter and twelve months ended September 30, 2009 and 2008, respectively, are presented below.  All prior periods have been restated to conform with the current segment presentation.

	Quarter Ended September 30,		Twelve Months Ended September 30,
Net Sales	2009	2008	2009	2008
Household Products	$576.4	$673.2	$2,109.5	$2,474.3
Personal Care	503.0	450.2	1,890.3	1,856.7
Total net sales	$1,079.4	$1,123.4	$3,999.8	$4,331.0

Profitability
Household Products	$113.7	$150.2	$398.6	$489.1
Personal Care	61.0	69.4	341.1	322.5
Total segment profitability	$174.7	$219.6	$739.7	$811.6
General corporate and other expenses	(33.9)	(34.6)	(97.4)	(104.9)
VERO/Separation Costs	(38.6)	-	(38.6)	-
PTO Policy change	-	-	24.1	-
Acquisition inventory valuation	(3.7)	-	(3.7)	(27.5)
Amortization	(3.7)	(3.5)	(13.1)	(14.0)
Interest and other financial items	(36.9)	(46.3)	(165.7)	(192.0)
Earnings before income taxes	$57.9	$135.2	$445.3	$473.2

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended September 30,		Twelve Months Ended September 30,
Net Sales	2009	2008	2009	2008
Alkaline batteries	$355.4	$417.7	$1,264.3	$1,490.1
Carbon zinc batteries	47.0	55.2	186.4	225.2
Other batteries and lighting products	174.0	200.3	658.8	759.0
Wet Shave - razors/shave preparation	346.2	296.8	1,118.1	1,085.0
Skin Care	53.4	50.1	364.0	364.1
Feminine Care	54.1	57.3	214.1	222.6
Infant Care	49.3	46.0	194.1	185.0
Total net sales	$1,079.4	$1,123.4	$3,999.8	$4,331.0

Energizer Holdings, Inc.
Notes to Condensed Financial Statements
September 30, 2009
(Dollars in millions, except per share data)

3.
Basic earnings per share is based on the average number of common shares outstanding during the period.  Diluted earnings per share is based on the average number of shares used for the basic earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents.

4.
The current and prior year quarter include pretax charges of $2.2 and $5.3, respectively, and the current and prior year twelve months include pretax charges of $13.6 and $21.1, respectively, related to the integration of Playtex and Edge and certain other business realignment activities.  These are included in General corporate and other expenses in Note 2 above.

5.
The twelve months ended September 30, 2009 includes a pretax favorable adjustment of $24.1, as a result of the change in the Company’s PTO policy.  For the twelve months, this change had a favorable impact of $11.4 in gross profit and $12.7 in selling, general and administrative expenses.

6.
The current quarter and twelve months ended September 30, 2009 includes a pretax charge of $38.6 related to the VERO and Separation Costs.  These costs were recorded as a result of business realignment activities that took place primarily in the Household Products business in order to reduce the overhead cost structure and right-size manufacturing and sales operations.  This change is included in selling, general and administrative expenses.